ASSETS PURCHASE AGREEMENT

         This Assets Purchase Agreement (the "Agreement") is made and entered into on the Effective Date herein, by and between L & J Automotive Investments, Inc., a Florida corporation (the "Purchaser"), and First Choice Stuart 1, Inc., a Florida corporation d/b/a Stuart Nissan ("Stuart Nissan") and First Choice Stuart 2, Inc., a Florida corporation d/b/a Stuart Volvo ("Stuart Volvo") (collectively, Stuart Nissan and Stuart Volvo are the "Seller")

         The Seller is a franchised dealer for the sale and servicing of Nissans and Volvos and other vehicles (the "Dealership"). The Seller desires to sell to the Purchaser, and the Purchaser desires to buy from the Seller, substantially all of the assets, properties and rights of the Seller used in or related to the business of Stuart Nissan and Stuart Volvo (the "Business"), for the purchase price and upon and subject to the other terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties agree as follows:

         1.  AGREEMENT TO SELL AND PURCHASE.

                  1.1 AGREEMENT TO SELL. At the Closing described in Section 2.1 hereof, the Seller will grant, sell, assign and transfer to the Purchaser, upon and subject to the terms and conditions of this Agreement, all of its right, title and interest in and to (a) all of its assets, properties and rights used in or related to the Business of every kind and description, wherever situated, and except as otherwise provided herein, free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind, including without limitation (i) all of its fixed assets, automobiles and other vehicles (provided that new and used automobiles and other vehicles shall not be purchased except as set forth in Section 1.3hereof), parts and other inventory (in the current Nissan and Volvo parts manual) tools, leasehold improvements, fixtures, signs, work in progress, machinery, equipment, office equipment, customer lists, sales records, manuals, furniture, telephone systems, telephone equipment, computer systems, computer equipment, computer software, service lifts, portable equipment, warranty rights, customer lists, file cabinets, parts department equipment, shop equipment, displays, telephone numbers, facsimile numbers, service records, employee records, advertising records, trade secrets, deposits on advance payments, supplies and customer deposits and (ii) all of its rights under all agreements with customers made in the ordinary course of business relating to the purchase or repair of automobiles or other vehicles and the agreements, contracts and leases identified in Exhibit "A" (hereinafter collectively referred to as the "Contracts") (iii) all trademarks, service marks, tradenames, the tradename "Stuart Nissan" and "Stuart Volvo", works in progress, manuals, warranties, data, data bases, lists, forms, technical information, marketing information, procedures, all licenses, consents, permits, patents, source marks, fictitious names, copyrights, registrations, and (b) the Business and the operations of the Dealership as a going concern. The assets, properties and rights being sold hereunder are herein sometimes collectively called the "Assets", and are set forth in Schedule 1. All schedules referenced in this Agreement will be prepared as of the date hereof and attached hereto, and will be updated at Closing. Notwithstanding the foregoing, the Assets do not include (A) the cash, retail installment contracts and accounts receivable of the Seller, (B) the assets, properties and rights of the Seller, not used in or related to the Business, (C) except as set forth in Section 1.3


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hereof, any new and used automobiles or other vehicles or (D) any agreement, contract or lease other than the Contracts.

         1.2 AGREEMENT TO PURCHASE. At the Closing hereunder, the Purchaser will purchase the Assets from the Seller, upon and subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Seller contained herein and will pay the Seller therefor the purchase price determined in accordance with Section 1.3 hereof (the "Purchase Price"). In addition, the Purchaser will assume at the Closing and agree to pay, discharge or perform, as appropriate, the liabilities and obligations of the Seller only to the extent and as provided in Section 1.4 hereof. Except as specifically provided in Section 1.4 hereof, the Purchaser shall not assume or be responsible for any liabilities or obligations of the Seller.

         1.3 PURCHASE PRICE. The Purchase Price for the Assets shall be equal to the aggregate of:

                   1.3.1  $1,400,000; and

                   1.3.2 the New Vehicle Purchase Price (as hereinafter defined); and

                   1.3.3 the Purchased Used Vehicle Purchase Price (as hereinafter defined).

                   1.3.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price set forth in Article

                   1.3.1 shall be allocated
                         to the purchase of the Assets at Closing as follows:

                  Furniture, fixture and equipment            $ TO BE DETERMINED
                                                               -----------------
                  Goodwill                                    $ TO BE DETERMINED
                  Leasehold Improvements                      $ TO BE DETERMINED
                  Supplies and Materials                      $ TO BE DETERMINED

         The Purchaser will purchase all of the Seller's new 1999 vehicles ("New Vehicles") at a purchase price equal to the Seller's cost, less applicable rebates, holdbacks and factory incentives and all 1998 and prior years (if any) new vehicles at an agreed upon purchase price ("New Vehicle Purchase Price"). The New Vehicles and New Vehicle Purchase Price will be set forth in Schedule 2.

         The Purchaser may purchase Seller's used vehicles ("Used Vehicles") at prices to be mutually agreed upon by Seller and Purchaser ("Purchased Used Vehicles Price"). The Used Vehicles purchased by Purchaser ("Purchased Used Vehicles"), and the Purchased Used Vehicle Price will be set forth in Schedule 3.

         The Purchase Price shall be paid at closing by delivering $100,000.00 to Seller in cash, cashier's check, or wire transfer, now held in the trust account of Elk, Bankier, Palmer & Christu and by wire transfer of good funds of the remainder of the Purchase Price to Seller's trust account set forth in
Schedule 4.


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         1.4 LIMITED ASSUMPTION OF LIABILITIES.

              (a) At the Closing, the Purchaser shall assume and then be liable and responsible for and agree to pay, discharge or perform those liabilities and obligations of the Seller arising after the Closing under the Contracts. All Contracts to be assumed by Purchaser are specifically set forth in Exhibit "A".

              (b) Except as provided in Section 1.4(a) hereof, the Purchaser shall not assume or be liable or responsible for any liabilities or obligations of the Seller of any nature whatsoever.

              (c) In no event shall the Purchaser assume or incur any liability or obligation under this Section 1.4 or otherwise in respect of (i) any liabilities owing to or with respect to any of the Seller's employees, representatives, or agents, which arise out of or are based upon an event which occurred prior to Closing, except those liabilities stated in Section 1.4(a) and Section 4.1, or (ii) any claim, regardless of when made or asserted, which arises out of or is based upon negligence, strict liability or any express or implied representation, warranty, agreement or guarantee made by the Seller, or alleged to have been made by the Seller, or which is imposed or asserted to be imposed by operation of law or otherwise, in connection with any vehicle or product used, leased, sold, manufactured, repaired, replaced, delivered, shipped or installed by or on behalf of the Seller, or with any service performed by or on behalf of the Seller. Seller agrees to remain responsible for all items delineated in subpart (i) and (ii) herein subsequent to Closing. Seller agrees that Purchaser shall provide written notice to Seller of any such liability or obligation set forth in this Section 1.4, and Seller shall be fully responsible for any such liability or obligation, at its own expense.

          1.5 ASSETS PURCHASED "AS-IS, WHERE-IS". THE ASSETS ARE BEING
          PURCHASED AND SOLD ON AN "AS-IS, WHERE-IS" BASIS, IN THEIR CONDITION AS OF THE EXPIRATION OF THE INSPECTION PERIOD, AND, EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN APPENDIX A HEREOF, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS. PURCHASER SHALL MAKE ALL INSPECTIONS IT DEEMS APPROPRIATE TO DETERMINE THE CONDITION OF THE ASSETS.

      2.  CLOSING, ITEMS TO BE DELIVERED AND FURTHER ASSURANCES.

          2.1 CLOSING. Subject to the termination rights set forth in Section
7.1 hereof, the closing (the "Closing") of the sale and purchase of the Assets shall take place at the offices of Elk, Bankier, Palmer & Christu, Sanctuary Centre, Suite 200E, 4800 North Federal Highway, Boca Raton, Florida 33431, commencing at 10:00 A.M., local time, on September 10, 1999, unless the same falls on a Saturday, Sunday, or legal banking holiday, in which event Closing shall take place on the next business day thereafter, or at such other place, time or date as may be agreed upon in writing by the parties hereto. The date of the Closing is sometimes herein


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

referred to as the "Closing Date". In the event that the dealer approvals from Volvo and Nissan have been obtained prior to the Closing Date, Purchaser may accelerate the Closing date upon ten (10) days prior written notice to the Seller. Purchaser agrees that upon notification of approval by Volvo and Nissan Motors, Purchaser will immediately notify Seller of the approval. In the event that dealer approvals are not received from Nissan Motors and Volvo by the Closing Date, the Closing Date shall be extended up to thirty (30) days to allow additional time to obtain all such dealer approvals.

          2.2 ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions herein contained:

              (a) the Seller shall deliver to the Purchaser (i) such bills of sale, assignments, endorsements and other instruments and documents of conveyance and transfer, in form and substance satisfactory to the Purchaser and its counsel, as shall be necessary and effective to convey, transfer and assign to and vest in the Purchaser all of the Seller's right, title and interest in and to the Assets, and (ii) a certificate of the Seller executed by the president of the Seller, dated the Closing Date, certifying that (A) the Seller has performed and complied in all material aspects with all agreements and conditions required by this Agreement to be performed or complied with by the Seller prior to or at the Closing and (B) the representations and warranties of the Seller contained in this Agreement or in any certificate or document delivered by the Seller are true, correct and complete in all material respects with the same effect as though such representations and warranties were made as of such date, and (iii) a corporate director's resolution from Stuart Nissan, Stuart Volvo, and any other corporation which owns the stock in Stuart Nissan and Stuart Volvo authorizing the sale of Assets, and (iv) a No Lien Affidavit in a form reasonably acceptable to Purchaser, stating that there are no liens, encumbrances, mortgages, debts, dues or claims against the Assets, except those assumed by Purchaser under the Contracts, and (v) Solvency Affidavit stating that Seller is solvent, is not contemplating a filing for protection under the Bankruptcy laws, or reorganization laws and that the transaction is an arms length transaction, and (vi) the keys to any and all vehicles being transferred and to the Stuart Nissan and Stuart Volvo dealership stores, and (vii) releases from any liens, mortgages or encumbrances, except those assumed by Purchaser under the Contracts, and (viii) instruments of assignment and transfer for all Assets, either tangible or intangible to the assigns, and (ix) Certificate of Transferor pursuant to Internal Revenue Code Section 1445, and (x) an Assignment and Assumption of Lease fully consented to by Landlord, and (xi) an Assignment of all Contracts and other assignable rights and items to be assigned, including an assumption of liabilities (assumed by Purchaser herein) related thereto; and

          (b) the Purchaser shall deliver to the Seller (i) the Purchase
          Price by cash and wire transfer of good funds as described in Section
          1.3 hereof and (ii) an Assignment and Assumption Agreement, in form and substance satisfactory to the Seller and its counsel, as shall be necessary and effective to assume and agree to pay, discharge or perform those liabilities and obligations of the Seller described in
          Section 1.4(a) hereof.


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

          2.3 FURTHER ASSURANCES. At the Purchaser's request, the Seller from time to time after the Closing will execute, acknowledge and deliver to the Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Purchaser may request in order to vest more effectively in the Purchaser, or to put the Purchaser more fully in possession of, any of the Assets, or to better enable the Purchaser to pay, discharge or perform any of the liabilities or obligations to be assumed by the Purchaser pursuant to Section 1.4(a) hereof.

          2.4 CERTAIN THIRD PARTY CONSENTS. To the extent that the rights of the Seller under any Contract may not be assigned to the Purchaser without the consent of another person which has not been obtained by the Seller prior to the Closing (with the Purchaser's consent), this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair the Purchaser's rights under the instrument in question so that the Purchaser would not in effect acquire the benefit of all such rights, the Seller, to the maximum extent permitted by law and the instrument, shall act as the Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the instrument, with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser.

          2.5 DUE DILIGENCE / INSPECTION PERIOD. Purchaser, or Purchaser's agents, accountants, attorneys and consultants shall have thirty (30) days from the date of execution of this Agreement by Purchaser and Seller, (the "Inspection Period") to review all of Seller's records, tax returns, financial statements, inventory, physical structures, leases, vehicles, employee records, any contracts set forth in Exhibit "A", and set forth in any schedule or exhibit hereto, the Nissan Lease, the Lot Lease, and the Volvo Lease, and to perform structural and physical inspections of the buildings and properties in which Stuart Nissan and Stuart Volvo are located, to perform environmental audits, and to take any and all other actions and to perform such other due diligence as may be reasonably required by Purchaser, in Purchaser's sole discretion. Seller agrees to provide such information to Purchaser to assist in facilitating Purchaser's due diligence inspection of Seller, and to cooperate and assist Purchaser in all respects. In the event Purchaser determines that any of Purchaser's due diligence inspections herein are unsatisfactory, Purchaser shall be entitled to, on or before the expiration of the Inspection Period, provide written notice to Seller of Purchaser's intent to terminate this Agreement, in which event Purchaser shall be entitled to its full escrow deposit in return, with all interest accrued thereon, and all parties shall be relieved of any and all liability and obligation herein. In the event Purchaser, during the Inspection Period, determines the physical condition of the Assets to be unacceptable to Purchaser, in its sole discretion, Purchaser shall allow Seller written notice of any unacceptable physical condition of the Assets, and Seller shall be entitled to cure any such unacceptable physical condition, provided that Seller must cure any such item within ten (10) days from its receipt of written notice from the Purchaser. Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all physical damage which may be incurred by Stuart Nissan or Stuart Volvo due to any of Purchaser's physical inspections of Stuart Nissan or Stuart Volvo. Purchaser's due diligence investigation shall be subject to the provisions of a Confidentiality Agreement, a copy of which is attached hereto as Exhibit "B" and made a part hereof. Purchaser shall be responsible for disclosing to Seller any misrepresentations or omissions of Seller herein, discovered by Purchaser during the Inspection Period. Further, Purchaser shall provide copies of any Phase I or Phase II environmental audit obtained by Purchaser for the property underlying the Assets.

      3. COVENANTS PENDING CLOSING. The Seller covenants and agrees with Purchaser that, upon full execution of this Agreement and pending the Closing:

          (a) the business of the Seller shall be conducted in the ordinary course consistent with its past practice, and the Seller shall not enter into any material new contracts or incur any material new obligations (except for the purchase of automobiles and other vehicles in the ordinary course of business), nor shall the Seller amend, otherwise modify or terminate any Contracts without the prior written consent of the Purchaser, other than in the ordinary course of business. Without limiting the foregoing, the Seller shall promptly notify the Purchaser of any material changes in the Seller's conduct of the Business;

          (b) the Seller shall not, directly or indirectly, in any way contact, initiate, enter into, participate in or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any person with respect to the sale of all or part of the Assets or the Business, except for transactions in the ordinary course of the Business consistent with past practice;

          (c) the Seller will give to the Purchaser's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts, business plans and other documents relating to the Business, and shall permit them to consult with the officers, employees, counsel, accountants and other representatives of the Seller for the purpose of making such investigation of the Business as the Purchaser shall desire to make, provided that such investigation shall not unreasonably interfere with the Seller's business operations. Furthermore, the Seller will furnish to the Purchaser all such documents and copies of documents and records and information with respect to its affairs and copies of any working papers relating thereto as the Purchaser shall from time to time request;

          (d) the Seller shall use reasonable efforts to fulfill the conditions set forth in Section 5 hereof and to cause the representations and warranties set forth herein to remain true and correct;

          (e) the Seller shall not incur any debts, dues, claims, encumbrances, liens, mortgages, or other indebtedness without the prior written consent of Purchaser, other than in the ordinary course of business;

          (f) the Seller shall maintain all Assets and physical structures of Stuart Nissan and Stuart Volvo in the same condition as at the expiration of the Inspection Period, reasonable wear and tear excepted;

          (g) the Seller will use reasonable efforts to maintain all present employees and to preserve the goodwill associated with the Business;


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          (h) the Seller will maintain customer information pertaining to the
Business consistent with its past practices;

          (i) the Seller will not sell any of the Assets, except in the ordinary course of business;

          (j) the Seller will maintain insurance on the Business Assets in amounts and against risks consistent with its past practices;

          (k) the Seller shall not enter into any written or oral agreements or preliminary letters of intent or agreements in principal for the sale of the Assets; and

          (l) the Seller shall maintain in good standing the Nissan Lease and Volvo Lease (hereinafter defined) on the Business and shall keep in full force and effect the dealer agreements with Volvo and Nissan Motors and advise Purchaser of any written notifications, or memoranda with Nissan or Volvo received after the execution of this Agreement and received within six (6) months prior to the full execution of this Agreement which in any way relate to any violation by Seller of the dealer agreements with Nissan Motors or Volvo adversely affecting the ability of dealer agreements to be entered into by Nissan Motors and Volvo and Purchaser, or relate to the renewal or term thereof.

      4.  OTHER AGREEMENTS.

          4.1 PAID LEAVE BENEFITS. Immediately following the Closing, the Purchaser shall credit each employee hired by it on the Closing Date, if any, who was theretofore employed by the Seller with an amount of paid leave benefits equal to the amount accrued by the Seller with respect to such employee as of the Closing Date or which are otherwise negotiated by Purchaser with any such employee hired by Purchaser as of the Closing Date. All accrued paid leave benefits which are to be assumed and paid by Purchaser are specifically limited to these set forth in Schedule 5, only in the event Purchaser hires any such employees, or as otherwise negotiated by Purchaser and any such employees hired by Purchaser.

          4.2 ACCOUNTS RECEIVABLE. Subject to Section 6.2 hereof, after the Closing, the Purchaser will, at its expense, use its reasonable efforts to assist and cooperate with the Seller in the collection of all accounts receivable of the Seller accrued prior to the Closing (which accounts receivable are among those of the Seller's assets, properties and rights not included in the Assets). If the Purchaser's assistance and cooperation in the collection of any such accounts requires the Purchaser to engage in efforts outside the ordinary course of its business (and inconsistent with the Purchaser's then current collection practices), or to retain the services of legal counsel or collection agencies, the Purchaser shall engage in such efforts or retain such services only at the Seller's written request and expense. All accounts receivable which Seller desires to pursue shall be set forth in Schedule 6, mutually agreed to by Purchaser and Seller and which shall be executed by Seller and Purchaser at closing. Notwithstanding the foregoing, Purchaser's obligation to assist Seller in collecting its accounts receivables shall be limited to forwarding to Seller any accounts receivable of Seller received by Purchaser.


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          4.3 REAL PROPERTY LEASES. The Business is currently conducted on premises leased (a) by TAD Partnership, a Florida General Partnership ("TAD"), pursuant to a Lease Agreement dated July 11, 1997, as amended (the "Nissan Lease"), between TAD as Landlord and Stuart Nissan as Tenant, a copy of which the Seller has heretofore been delivered to the Purchaser, (b) by TAD pursuant to a Business Lease dated April 17, 1996, as amended (the "Lot Lease"), between TAD as Lessor and B & B Enterprises, Inc., as Lessee, a copy of which has been delivered to Purchaser, and (c) by Clements-Winters Group, Inc., a Florida corporation ("CWGI"), pursuant to a Lease Agreement dated as of August 21, 1997, as amended (the "Volvo Lease") between CWGI as Landlord and Stuart Volvo as Tenant, a copy of which has been delivered to Purchaser. TAD and CWGI are referred to in this Section 4.3 as the "Landlords," and the Stuart Lease, the Lot Lease, and the Volvo Lease as the "Leases". Prior to the Closing, the Seller shall obtain the Landlords' consents, without any change in the existing rights or obligations of Seller to the assignment of the Leases by Seller to the Purchaser at the Closing. Entering into satisfactory Assignments and Assumption of the Nissan Lease, the Lot Lease and Volvo Lease are conditions precedent to the closing of this transaction. Seller shall be entitled to a return of the security deposits (less any retention for defaults, if any) if any, under the Leases from the landlords, or payment of equivalent amounts to that assumed by Purchaser, from Purchaser at Closing.

          4.4 DEALER APPROVAL AND AGREEMENTS. The Business is currently conducted under dealership agreements with Nissan Motors and Volvo. Purchaser agrees that upon the full execution of this Agreement, Purchaser shall make proper application and provide all reasonable and necessary information to Nissan Motors and Volvo, which is required to approve Purchaser as a dealer for Nissan Motors and Volvo, at Stuart Volvo's and Stuart Nissan's present locations. Purchaser and/or Seller shall use reasonable efforts and diligently respond to any and all commercially reasonable requests for information and additional information from Nissan Motors and/or Volvo. Seller and Purchaser acknowledge and agree that the approval by Purchaser as a dealer and execution of dealership agreements with both Volvo and Nissan Motors are conditions precedent to the Closing. If Purchaser's application as a dealer for Volvo or Nissan Motors is rejected, either party to this Agreement may terminate this Agreement, in which event all deposits and interest accrued thereon, shall be returned to Purchaser and all parties shall be relieved of any and all liability and obligation herein.

          4.5 CONTRACTS AND WORK IN PROGRESS AND PENDING. At Closing, Seller shall provide to Purchaser a list of any and all pending contracts for the sale of vehicles, and a list of any and all service work in progress, all of which shall be set forth on Schedule 7. Except as otherwise provided herein, except as set forth in Schedule 9, and except with respect to any monies which may be due and payable and accrued prior to the Closing Date under the "Dealer of Excellence" Volvo program related to automobile sales prior to Closing, all monies due on any completed contracts for sale of automobiles and completed service work shall remain the property of Seller. Seller shall be responsible for tendering and providing to Purchaser any and all prepayments, deposits, or advance payments received by Seller, and shall assign any and all pending contracts and/or service work to Purchaser and Purchaser shall be responsible for assuming any and all such contracts, provided the same do not result in a loss to Purchaser. Purchaser shall be entitled to all revenues and profits from its assumption of any such pending


                                  Page 8 0f 20

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contracts for sale of vehicles or for service work, provided that, relative to service work, Seller shall be reimbursed for its actual costs for service work performed by Seller's employees, for which Purchaser shall receive the revenue and profit. Notwithstanding the foregoing, the parties agree to prorate all costs and expenses and similar items which transcend the Closing Date, and adjust same between Seller and Purchaser.

          4.6 YEAR 2000 COMPLIANCE. Seller hereby covenants and agrees that it will use all reasonable efforts prior to Closing, so that all of Seller's information systems, including without limitation all computer hardware and software, networks, databases, and all other electronic data storage, retrieval and computation hardware, software and devices of any kind (collectively, the "Information Systems"), have been and/or will be prior to Closing updated and modified to accommodate and conform to the Year 2000 date change, and so that such Information Sysems are and/or will be in full compliance with any and all federal, state and local laws, regulations and ordinances relating to the same, now in effect (collectively, the "Information System Laws").

          4.7 NONBANKRUPTCY. Seller is presently solvent and has not made, nor contemplates making, within the next one (1) year, an election under Chapter 7, 11 or 13 of the U.S. Bankruptcy Code. Each of Purchaser and Seller represents that the sale contemplated herein is at arms length for fair value. Seller represents that Seller is not making the conveyance of the Assets herein in avoidance of any creditors claims, and that the conveyance of Assets herein is not intended to be deemed a preferential transfer under the United States Bankruptcy Code, as amended. Seller further represents that Seller does not intend, within ninety (90) days from the Closing, to file a Petition for Bankruptcy Protection under Chapter 7, 11 or 13 of the U.S. Bankruptcy Code, and that Seller presently is not contemplating seeking bankruptcy protection or reorganization or liquidation under any of the United States Bankruptcy Codes. Seller acknowledges and agrees that Purchaser is paying the fair market value purchase price as set forth herein for the Assets in reliance upon this, and that in the event Sellerfiles for bankruptcy protection under any of the United States Bankruptcy Codes within ninety (90) days subsequent to the Closing Date, and if any trustee or other party appointed seeks to include the Assets sold herein within the bankruptcy estate, the Seller shall immediately provide the purchase price, and all other amounts paid herein, to the Escrow Agent as defined herein, until such time as the trustee, or other party on behalf of any such bankruptcy estate, shall release the Assets from the bankruptcy estate and file a discharge of such Assets conclusively determining that the Assets are the possession of the Purchaser herein.

      5. CONDITIONS PRECEDENT OF PURCHASER. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          (a) the Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Seller prior to or at the Closing;

          (b) the representations and warranties of the Seller contained in this Agreement or in any certificate or document delivered by the Seller shall be true, correct and complete in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date;


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          (c) the Purchaser shall have been approved as a franchised dealer by Nissan and Volvo;

          (d) the Seller shall have assigned the Leases to the Purchase, with full consent of all landlords, where required, in accordance with Section
     4.3 hereof by means of an assignment in form and substance reasonably satisfactory to the Purchaser and its counsel;

          (e) the Seller shall have obtained and delivered to the Purchaser such evidence as is satisfactory to the Purchaser and its counsel that all security interests in the Assets have been released, except for any security interests assumed by Purchaser;

          (f) the Seller shall have obtained all consents required in connection with the consummation of the transactions contemplated hereby;

          (g) the Purchaser shall have obtained a license from the Department of Motor Vehicles, State of Florida, to operate Stuart Volvo and Stuart Nissan; and

          (h) the Purchaser shall have obtained a license to operate the service and repair shop at Stuart Nissan and Stuart Volvo from the Florida Department of Agriculture.

         In the event of any failure to satisfy any of the conditions precedent set forth in this Article 5.0 prior to Closing, Purchaser shall be entitled to either (i) extend Closing to allow sufficient time to satisfy any remaining conditions precedent, which time period shall not exceed thirty (30) days from the scheduled Closing; or (ii) Purchaser may terminate this Agreement by providing written notice to Seller, in which event the escrow deposits shall be released to Purchaser with all interest accrued thereon, and all parties shall be relieved of any and all liability and obligation herein.

     6.  INDEMNIFICATION.

          6.1 SELLER'S OBLIGATION TO INDEMNIFY. Following the Closing, the Seller shall reimburse, indemnify and hold harmless the Purchaser and each of its directors, officers, shareholders, employees and agents (each such person and its or his heirs, executors, administrators, successors and assigns is referred to in this Section 6.1 as an "Indemnified Party") against and in respect of:

          (a) any and all liabilities and obligations of any nature whatsoever of or relating to the Business and/or the Seller which may attach to the Assets, or relating to or arising out of the business, operations or assets of the Seller prior to the Closing or the actions of the Seller's officers, employees, representatives or agents prior to the Closing, including without limitation any liability (i) relating to, and any claim which arises out of or is based upon, negligence, strict liability, any environmental condition, event or practice, or any express or implied representation, warranty, agreement or guarantee made by or on behalf of the Seller, or alleged to have been made by or on behalf of the Seller, (ii) which is imposed or asserted to be imposed on the Seller, or any successor entity by operation of law or (iii) which otherwise arises in connection with any product used, leased, sold, manufactured, repaired, replaced, delivered, shipped or installed by or on behalf of the Seller, or with any service performed by or on behalf of the Seller, including without limitation any acts, omissions, workmanship or material performed or sold by the Seller prior to the Closing, with all of the foregoing being irrespective of the date that any claim, suit or other cause of action is filed or otherwise instituted against the Seller, or any successor entity (and with all references to the Seller in this Section 6.1 also deemed to be references to any predecessor of the Seller); provided that the foregoing shall not apply to the liabilities and obligations of the Seller to be assumed by the Purchaser pursuant to Section 1.4(a) or 4.1 hereof;

          (b) any and all claims, actions, suits or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Party that relate to the Seller, the business, operations or assets of the Seller, or the actions of the Seller's directors, officers, shareholders, employees, representatives or agents, as the case may be, and which result from or arise out of any event, occurrence, action, inaction or transaction occurring prior to the Closing;

          (c) any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any Indemnified Party because of or that result from, relate to or arise out of:

               (i) the untruth, inaccuracy or breach of, or the failure to fulfill, any representation, warranty, covenant, agreement or statement of the Seller contained in this Agreement or contained in any bill of sale, assignment, certificate, agreement or other writing furnished to the Purchaser by or on behalf of the Seller in connection with the Closing or any of the other transactions contemplated by this Agreement;

               (ii) any claim by any former employee or any officer or employee of the Seller which results from or arises out of any event, occurrence, action, inaction or transaction occurring prior to the Closing;

               (iii) any claim, loss, liability or expense which may be asserted against or incurred by the Purchaser in connection with the Purchaser's efforts to assist in the collection of the Seller's accounts receivable, except for expenses incurred by the Purchaser in the performance of its obligations under Section 4.2 hereof (but not excluding expenses relating to the retention of legal counsel or collection agencies); or

               (iv) any of the matters referred to in Sections 6.1(a) and 6.1(b) above; and

          (d) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.1; or

          (e) any and all loss, claims, liability, damages, injury to person, property, or natural resources, cost, expense, action or cause of action, arising in connection with the release or presence of any hazardous substances and/or contaminents, as defined in any local, state or federal rule, law, or regulation, at Stuart Nissan or Stuart Volvo, through the acts of Seller, its employees, agents or invitees acting with Seller's authority, or the forseeable or unforseeable consequences thereof, if such release occurred prior to Closing. The foregoing includes, without limitation, all costs at law or in equity of removal, remediation of any kind, and disposal of such hazardous substances, all costs of determining whether the premises upon which Stuart Volvo and/or Stuart Nissan is in compliance and cause all such premises to be in compliance with all applicable environmental laws, all costs associated with claims for damages to persons, property or natural resources, and Purchaser's reasonable attorney and consultant fees and court costs;

          (f) any and all defaults, violations, actions, suits, claims, proceedings, which create or may create any liability to Purchaser pursuant to the Volvo Lease, the Nissan Lease, the Lot Lease, or any dealer agreement between Seller and either Nissan or Volvo concerning the Business, and in both cases if any such events occurred prior to Closing.

          (g) any and all loss, claims, liabilities, damages, actions, suits, claims, proceedings which create or may create any liability, damage, expense or loss to Purchaser, including reasonable attorney fees and costs at the trial, appellate and bankruptcy court levels, incurred by Purchaser due to any filing by Seller for protection under Chapter 7, 11 or 13 of U.S. Bankruptcy Code, or any filing or action by Seller for reorganization, restructuring, insolvency, bankruptcy, liquidation or reorganization under any of the United States Bankruptcy codes.

          6.2 PURCHASER'S OBLIGATION TO INDEMNIFY. Following the Closing, the Purchaser shall reimburse, indemnify and hold harmless the Seller and each of their respective directors, officers, shareholders, employees and agents (each such person and its or his heirs, executors, administrators, successors and assigns is referred to in this Section 6.2 as an "Indemnified Party") against and in respect of:

          (a) any and all liabilities and obligations of any nature

     whatsoever of or relating to the Business and/or the Purchaser which may be imposed against Seller, or relating to or arising out of the Business, its operations or the Assets on or subsequent to the Closing and the actions of the Purchaser's officers, employees, representatives or agents on or subsequent to the Closing, including without limitation any liability (i) relating to, and any claim which arises out of or is based upon, negligence, strict liability, any environmental condition, event or practice, or any express or implied representation, warranty, agreement or guarantee made by or on behalf of the Purchaser, or alleged to have been made by or on behalf of the Purchaser, (ii) which is imposed or asserted to be imposed on the Purchaser, or any successor entity by operation of law or
     (iii) which otherwise arises in connection with any product used, leased, sold, manufactured, repaired, replaced, delivered, shipped or installed by or on behalf of the Purchaser, or with any service performed by or on behalf of the Purchaser, including without limitation any acts, omissions, workmanship or material performed or sold by the Purchaser on or subsequent to the Closing, with all of the foregoing being irrespective of the date that any claim, suit or other cause of action is filed or otherwise instituted against the Purchaser, or any successor entity (and with all references to the Purchaser in this Section 6.2 also deemed to be references to any predecessor of the Purchaser); including, without limitation, any and all liabilities and obligations of the Seller to be assumed by the Purchaser pursuant to Section 1.4(a) or Section 4.1 hereof;

          (b) any and all claims, actions, suits or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Party that relate to the Purchaser, the business, operations or assets of the Purchaser, or the actions of the Purchaser's directors, officers, shareholders, employees, representatives or agents, as the case may be, and which result from or arise out of any event, occurrence, action, inaction or transaction occurring on or subsequent to the Closing;


          (c) any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any Indemnified Party because of or that result from, relate to or arise out of:

               (i) the untruth, inaccuracy or breach of, or the failure to fulfill, any representation, warranty, covenant, agreement or statement of the Purchaser contained in this Agreement or contained in any bill of sale, assignment, certificate, agreement or other writing furnished to the Seller by or on behalf of the Purchaser in connection with the Closing or any of the other transactions contemplated by this Agreement;

               (ii)  any claim by any employee or any officer of the Purchaser;

               (iii) any of the matters referred to in Sections 6.2(a) and 6.2(b) above; and

          (d) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2;

          (e) any and all loss, claims, liability, damages, injury to person, property, or natural resources, costs, expense, action or cause of action, arising in connection with the release or presence of any hazardous substances and/or contaminents, as defined in any local, state or federal rule, or regulation in Stuart Nissan or Stuart Volvo through the acts of Purchaser, its employees, agents or invitees acting with Purchaser's authority, or the foreseeable or unforeseeable consequences thereof, if such release occurred subsequent to Closing. The foregoing includes, without limitation, all costs at law and in equity, of removal, remediation of any kind, in disposal of such hazardous substances, all costs of determining whether the premises upon which Stuart Volvo and/or Stuart Nissan is in compliance and cause all such premises to be in compliance with all applicable environmental laws, all such costs associated with claims to damages to persons, property or natural resources, and Seller's reasonable attorney or consultant fees and court costs;

     (f) any and all defaults, violations, actions, suits, claims, proceedings, which create or may create any liability to Seller, pursuant to the Volvo Lease, the Nissan Lease, the Lot Lease, or any dealer agreement between Purchaser and either Nissan or Volvo concerning the Business, and in both cases only if any such events occurred subsequent to Closing.

          6.3 OTHER REMEDIES. The indemnification rights of any Indemnified Party under Section 6.1 or Section 6.2, as applicable, hereof are independent of and in addition to such rights and remedies as such Indemnified Party may have at law, in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement under or in connection with this Agreement on the part of the Seller or the Purchaser, as applicable, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.


     7.  MISCELLANEOUS.

          7.1 TERMINATION. This Agreement may be terminated by written notice of termination only (a) by mutual consent of the Purchaser and the Seller, (b) by either the Purchaser or the Seller if the Closing has not occurred on or before the Closing Date (subject to extension as provided in Section 2.1 herein, and if the failure of the Closing to occur by such date is not due to a misrepresentation, breach of warranty or failure to fulfill any covenant or agreement herein on the part of the terminating party or (c) by either the Purchaser or the Seller if there has been a material misrepresentation or material breach on the part of the other party in the representations, warranties, covenants or agreements contained herein which is not cured within ten business days after such other party has been notified of the intent to terminate this Agreement pursuant to this clause (c). Notwithstanding the foregoing, (i) in the event that Purchaser has not received written approval by Nissan Motors or Volvo to be a dealer at Stuart Nissan or Stuart Volvo by the Closing Date, or (ii) in the event of any failure of any condition precedent to Closing herein, Purchaser shall have the right to extend the Closing for a period not to exceed thirty (30) days from the Closing Date, to allow sufficient time to obtain dealer approval for Nissan and/or Volvo, and to allow satisfaction of any condition precedent, by providing written notice to Seller prior to the scheduled Closing Date.

          7.2 SALES, TRANSFER AND DOCUMENTARY TAXES, ETC. The Purchaser and the Seller shall each pay one-half of all (a) sales, transfer and documentary taxes, if any, due as a result of the transfer of the Assets to the Purchaser, (b) affidavit and acknowledgment fees and (c) other fees directly relating to the transfer of the Assets.

          7.3 EXPENSES. The parties hereto shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. Seller shall pay Gordon Page & Associates, Inc. ("Page") a brokerage commission equal to the greater of seven (7.0%) percent of the Purchase Price or $75,000.00, and an additional $25,000.00 of Purchaser's commission to Page, and the Purchaser shall pay Page $25,000.00. Brokerage commissions herein shall only be due and payable to Page in the event of the Closing of this transaction. Seller hereby indemnifies and hold Purchaser harmless from and against any costs, fees, damages, claims and liabilities, including but not limited to, reasonable attorney fees and court costs arising out of or claim or demand or threats of claim made by any other broker or salesperson claiming by, through or under Seller. Purchaser hereby indemnifies and holds Seller harmless from and against any court costs, fees, damages, claims and liabilities, including but not limited to, reasonable attorney fees and court costs arising out of any claim or demand or threat of claim made by any other broker or salesperson claiming by, through or under Purchaser.

          7.4 CONTENTS OF AGREEMENT; AMENDMENT. This Agreement sets forth the entire and only understanding of the parties hereto with respect to the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

          7.5 WAIVER. No waiver by either party hereto, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such party's rights under any other provision of this Agreement, nor shall any such waiver constitute a waiver of such party's right at any other time unless it is so made in writing and signed by the party waiving the condition. No failure by either party hereto to take any action with respect to any breach of this Agreement or default by the other party shall constitute a waiver of such party's right to enforce any provision of this Agreement against such other party or to take action with respect to such breach or default or of any subsequent breach or default by such other party.

          7.6 GOVERNING LAW AND JURISDICTION. This Agreement its interpretation and enforcement, shall be governed by, and construed in accordance with, the laws of the State of Florida, except for the rules pertaining to conflict of laws which would provide for application of the laws of another jurisdiction. The parties hereby submit to the in personam jurisdiction and venue in Martin County, Florida and of the U.S. District Court for the Middle District of Florida and the Nineteenth Judicial Circuit Court of the State of Florida.

          7.7 EXHIBIT, APPENDIX, SCHEDULES. Appendix A and Appendix B, the Exhibits and the Schedules referred to in and attached to this Agreement are intended to be and hereby are specifically made a part of this Agreement.

          7.8 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

          7.9 ASSIGNMENT. It is specifically agreed by the Seller and Purchaser that Purchaser may freely assign this Agreement to a limited liability company, or corporation or such other entity, person or corporation as Purchaser may so desire prior to Closing, provided that Lawrence Elk, Jerry Sorkin, and Larry Casto are the majority principals and owners of any such entity. It is further acknowledged and agreed that the Purchaser shall have the right to assign this Agreement in part and to take title to Stuart Nissan and Stuart Volvo, in two
(2) separate entities. Purchaser shall provide notice of any such assignment to Seller prior to the scheduled Closing Date.

          7.10 SURVIVAL OF AGREEMENT. It is specifically agreed by the Seller and Purchaser that all of the terms, representations and warranties of this Agreement shall survive this Closing for a period of one (1) year subsequent to the date of Closing. Any claim made by either party within the one (1) year period under any term, representation or warranty, shall be deemed timely made, prior to the expiration, notwithstanding that the resolution may exceed the one (1) year period.

          7.11 DEFAULT. As the sole and exclusive remedy of each party hereto:

               7.11.1 In the event that a closing does not take place as a result of the breach of this Agreement by the Purchaser, then the deposits paid herein shall be paid to the Seller as liquidated damages in full and complete settlement for Purchaser's breach.

               7.11.2 In the event of a breach or default of the Seller in any terms or conditions herein, or a failure of any of the conditions to the Seller's obligations to the Purchaser, the Purchaser shall have all remedies available to it as provided herein, by law and/or in equity including, but not limited to, the right to specific performance, damages, or the return of all deposit monies hereunder or as otherwise specifically set forth herein. Notwithstanding the foregoing, in any event Seller's liability for damages shall be limited to $100,000.00.

          7.12 RISK OF LOSS. Prior to the Closing Date, Seller shall bear all risk of loss, damage or destruction to the Assets subject to this Agreement, except as set forth in Section 2.5 of this Agreement. If prior to the Closing the Assets are damaged as a result of flood or other casualty which has not been fully repaired and restored in the same condition as existed immediately prior to such damage, Purchaser shall have the option to cancel this Agreement, in which event the deposit held by Escrow Agent shall be returned to Purchaser whereupon neither party shall have further liability or obligation to the other hereunder.

          7.13 ENTIRE AGREEMENT. This Agreement constitutes the sole and only agreement between Purchaser and Seller. Any agreements or representations respecting the purchase and sale described in this Agreement not expressly set forth herein are null and void unless said agreement is set forth in writing by Purchaser and Seller.

          7.14 NOTICES. All notices given to either party hereto shall be in writing and shall be deemed duly served and personally delivered to the party or in lieu of such personal service, when deposited in United States mail, certified mail, return receipt requested, or by express mail or via facsimile transfer with original to follow via overnight express mail, addressed as follows:

           Purchaser:           L & J Automotive Investments, Inc.
                                Attention: Lawrence I. Elk
                                c/o 4800 North Federal Highway, Suite 200-E
                                Boca Raton, FL 33431
                                Facsimile No.  561/394-3699

           With copy to:        Scott A. Elk, Esq.
                                Elk, Bankier, Palmer & Christu
                                4800 North Federal Highway, Suite 200E
                                Boca Raton, Florida  33431
                                Facsimile No.  561/394-3699

           Seller:              First Choice Stuart 1, Inc.
                                5200 South Washington Avenue
                                Titusville, FL 32780
                                Facsimile No.  407/264-0376

                                First Choice Stuart 2, Inc.
                                5200 South Washington Avenue
                                Titusville, FL 32780
                                Facsimile No.  407/264-0376

           With copy to:        Robert J. Downing, Esq.
                                Chief Legal Officer
                                Smart Choice Automotive Group, Inc.
                                5200 South Washington Avenue
                                Titusville, FL 32780
                                Facsimile No.  407/264-0376


          7.15 ESCROW AGENT.

               7.15.1 The Escrow Agent with respect to this transaction shall be Elk, Bankier, Palmer & Christu ("Escrow Agent") which Escrow Agent shall hold the deposit hereinbefore referred to in accordance with the terms and provisions of this Agreement subject to the following:

               7.15.2 DUTIES OF THE ESCROW AGENT. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent is also the law firm representing the Purchaser. In the event of a dispute between the parties, the parties consent to Escrow Agent continuing to represent the Escrow Agent and/or the Purchaser, notwithstanding the fact that it also shall have the duties provided for in this Agreement.

               7.15.3 RELIANCE OF ESCROW AGENT ON DOCUMENTS. Escrow Agent may act in reliance upon any writing or instrument or signature which it in good faith, believes to be genuine; may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument; and may assume that any person purporting to give any writing, notice, advise or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same; and its duties under this Agreement shall be limited to those provided in this Agreement.

               7.15.4 INDEMNIFICATION OF ESCROW AGENT. Unless Escrow Agent discharges any of its duties under this Agreement in a grossly negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, the parties shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection shall indemnify Escrow Agent against any and all expenses including reasonable attorneys' fees and the cost of defending any action, suit or proceedings or resisting any claim in such capacity. Escrow Agent shall be vested with a lien on all property deposited under this Agreement for indemnification, for reasonable attorneys' fees and court costs, for any suit, interpleader or otherwise, or any other expense, fees or charges of any character or nature, which may be incurred by Escrow Agent in its capacity as escrow agent by reason or disputes arising between the parties to this Agreement and instructions given to Escrow Agent under this Agreement, to otherwise, with the right of escrow agent, regardless of any instructions, to hold the property deposited in escrow until and unless said additional expenses, fees and charges shall be fully paid.

               7.15.5 DISCRETION OF ESCROW AGENT TO FILE AN INTERPLEADER ACTION IN THE EVENT OF DISPUTE. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified and reimbursed equally by Seller and Purchaser for all costs and reasonable attorneys fees in its capacity as escrow agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

               7.15.6 CONSULTANT WITH COUNSEL. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its gross negligence or willful misconduct. Escrow Agent shall be entitled to represent Escrow Agent and/or Purchaser in this transaction, and Seller waives any right to assert a conflict due to any such representation.

               7.15.7 RESIGNATION OF ESCROW AGENT. Escrow Agent may resign upon five (5) days written notice to the Purchaser and the Seller, pursuant to this Agreement. If a successor escrow agent is not appointed jointly by the Purchaser and Seller within the five (5) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

               7.15.8 ATTORNEYS' FEES. Should an action be commenced between that parties concerning this Agreement, the prevailing party shall be entitled, in addition to such other relief as may be granted, to reasonable attorney's fees and costs whether or not a final judgement is reached.

               7.15.9 COOPERATION. Seller and Purchaser agree that they will at any time, and from time to time, after the Closing, upon the request of the other party, do or cause to be done all such further acts, deeds and assurances as may be required for the carrying out of the intent of this Agreement. Seller and Purchaser hereby agree that each of them shall pay their own expenses, including, but not limited to, reasonable attorneys' fees in the preparation, completion and/or cancellation of this Agreement.

               7.15.10 TAXES. If, after the Closing, any liability for income taxes or any other tax is asserted against the Seller with respect to the Assets or Business accruing prior to the Closing Date, Seller agrees to take full responsibility for full and prompt payment for any such tax or liability, subject to Seller's rights to contest any such tax or liability.

               7.15.11 BINDING ON HEIRS. This Agreement shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

               7.15.12 DUPLICATE ORIGINALS. This Agreement may be executed simultaneously in counterparts, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


               7.15.13 TIME IS OF THE ESSENCE. It is specifically agreed that time is of the essence in this Agreement and that no waiver of any obligation hereunder or of the obligation secured hereby shall at any time thereafter be held to be a waiver of the terms hereof or of the instrument secured hereby.

               7.15.14 HEADINGS. The headings of the articles, sections, paragraphs and subdivisions of this Agreement are for convenience of reference only, and are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

               7.15.15 EFFECTIVE DATE. The Effective Date of this Agreement for all purposes herein, shall be the date of the last of Purchaser or Seller to sign this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first written.

                                                              PURCHASER:

                          L  &  J AUTOMOTIVE INVESTMENTS, INC.,
                          a  Florida corporation

                          By:  ________________________________
                               Name:

                               Title:

                               DATED:


                           SELLER:

                           FIRST CHOICE STUART 1, INC., a Florida corporation D/B/A STUART NISSAN

                           By:

                               Name:

                               Title:

                               DATED:


                           SELLER:

                           FIRST CHOICE STUART 2, INC., a Florida corporation D/B/A STUART VOLVO

                           By:

                               Name:

                               Title:

                               DATED:

     Page hereby executes this Assets Purchase Agreement for the purpose of agreeing to Section 7.3 herein.

                                   GORDON PAGE & ASSOCIATES, INC.

                                   BY:

                                      GORDON PAGE
                                      Title:

                                      DATED:

                                  Appendix A-2
                                   Appendix A

REPRESENTATIONS AND WARRANTIES OF THE SELLER

         To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Purchaser with respect to each of Stuart Nissan and Stuart Volvo, and with respect to Clause 3 hereof covenants and agrees as follows:

         Clause 1. ORGANIZATION/APPROVAL. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Florida. The persons who are executing this Agreement on behalf of the Seller have been duly authorized to do so by all requisite corporate action.

         Clause 2. ENFORCEABLE OBLIGATIONS. This Agreement constitutes, and the bills of sale, assignments, certificates and other writings furnished to the Purchaser by or on behalf of the Seller in connection with the Closing when executed and delivered will constitute, legal, valid and binding obligations of the Seller enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Clause 3. ASSETS AND PROPERTIES. Except for the security interests disclosed on Schedule 9 hereto, all of which will be released by the Closing, unless otherwise agreed to by the Seller and Purchaser and expressly set forth in Schedule 10 hereto, or as otherwise provided for under Clause 7 of this Appendix A, the Seller owns outright and has good, valid and marketable title (except for obsolete parts inventory) to all of the Assets, free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever. All leases to be assumed by the Purchaser under this Agreement, and all other Contracts pursuant to which the Seller has obtained the right to use any real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such Contracts any existing default by Seller, or to Seller's knowledge an event which with notice or lapse of time, or both, would constitute a default. The equipment, inventory and other personal property included in the Assets constitute all of the equipment, inventory and other personal property used in the Business, except for new and used automobiles and other vehicles unless otherwise included in the Assets. Other than the names "Stuart Nissan", "Stuart Volvo" and "Motorcars of Stuart", and the Seller has no trade names, trademarks or service marks. Except as otherwise disclosed in the Agreement, including Exhibits, Schedules and Appendices thereto, the Seller has the unrestricted right to grant, sell, assign and transfer the Assets pursuant to this Agreement.

         Clause 4. LEGAL PROCEEDINGS. Except as disclosed on Schedule 11, there are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending, or to Seller's knowledge threatened or contemplated by or against or affecting,


                                  Appendix A-1
the Seller or any of its assets or business, before or by any court or governmental or regulatory official, body or authority, or before an arbitrator of any kind which would have a material adverse effect on the Assets, nor does the Seller have any knowledge of any basis for any claim, liability or litigation against the Seller which would have such effect. Except as disclosed on Schedule 11, the Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.

         Clause 5. COMPLIANCE WITH LAW. The Seller has complied with each and is not in violation of any law, rule or regulation to which it, the Assets, the Dealership or the Business is subject and has not failed to obtain or to adhere to the requirements of any license, permit or authorization relating to its ownership of the Assets or to the operation of the Dealership or the conduct of the Business, wherein such violation or failure to obtain or adhere would have a material adverse effect on the Assets.

         Clause 6. VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution or delivery of this Agreement by the Seller, nor the Seller's consummation of the transactions contemplated hereby, will contravene or violate (a) any law, rule or regulation to which the Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Seller or (c) the organizational documents of the Seller, or will violate, be in conflict with or result in the breach (with or without notice or lapse of time, or both) of any term, condition or provision of, or, except as disclosed on Schedule 12 hereto, require the consent of any other party to, any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization, or other instrument, document, or understanding, oral or written, to or by which the Seller is a party or otherwise bound or affected or by which any of the Assets may be bound or affected or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change the existing rights or obligations of the Seller thereunder. No authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution or delivery of this Agreement by the Seller or the Seller's consummation of the transactions contemplated hereby.

         Clause 7. TITLE TO ASSETS. Seller warrants and represents that it has good and marketable title (not applicable to obsolete inventory) to all Assets which are the subject of this transaction and all such Assets are free and clear of all mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions or restrictions other than those which will be satisfied in full at Closing, or those that are set forth in Schedule 10 hereto, or are to be prorated at Closing and those Contracts which shall be assumed by Purchaser and which are set forth in Exhibit "A" attached hereto. Seller knows of no contingent liabilities, lawsuits or claims pending or threatened against Seller relative to the Business, other than those set forth in Schedule 7 hereto.

         Clause 8. TRANSFER OF ASSETS. Seller has not sold, transferred, conveyed, or assigned any of the Assets, of Seller prior to the contemplated sale of the Assets to Purchaser, other than in the


                                  Appendix A-2
ordinary course of business. Seller has taken no action to diminish, to impede or to impair Seller's Assets or the Business and shall not take any such action prior to or after Closing.

         Clause 9. MAINTENANCE OF INVENTORY AND PARTS. Seller shall maintain the parts inventory at its ordinary and customary supply levels to the Closing Date. Any sales made by Seller between the date of this Agreement and the Closing date shall be reviewed and approved by Purchaser, unless the same are made in the ordinary course of business.

         Clause 10. CONDITION OF ASSETS. Seller covenants and warrants that all Assets shall be in the same condition at the Closing Date as they were at the date of the expiration of the Inspection Period, reasonable wear and tear excepted.

         Clause 11. FINANCIAL STATEMENTS, BOOKS AND RECORDS. The Seller has presently delivered to the Purchaser copies of consolidated financial statements and balance sheets, books of account and records of the Seller as of December 31, 1998 and March 31, 1999, which are reported based upon segment reporting and are complete, and accurate in all material respects to the best of Seller's knowledge.

         Clause 12. NO MATERIAL ADVERSE CHANGES. As of the date of this Agreement, there has not been:

                  (a)  any material adverse change in the Assets;

                  (b) any damage, destruction or loss materially affecting the Assets; or

                  (c) any mortgage or pledge by Seller of the Assets.

         Clause 13. TAXES. Except as set forth in Schedule "13", all the returns required to be filed by Seller in respect of the Business have been filed and Seller has paid all taxes within the times and in the manner prescribed by law. The Seller has filed all foreign, federal, state, county and local tax returns required by law and has paid all taxes, assessments, and penalties (collectively, "Taxes") due and payable. There are no present or to Seller's knowledge, potential disputes as to Taxes payable by Seller, that could themselves result in any material adverse effect on Seller, or the Assets. No legal actions, Internal Revenue Service claims or State tax claims are pending or to the knowledge of Seller threatened which reasonably could be expected to ripen into a lien or encumbrance on the Assets. Seller has paid all applicable State sales tax, Internal Revenue Service taxes and any other taxes, levies or assessments imposed by any governmental or quasi governmental entity. In the event any taxes, levies or assessments may be imposed at any time relative to the period of ownership by Seller of the Assets, Seller agrees to pay the same immediately, subject to Seller's right to contest payment, and reimburse the Purchaser for any expense the Purchaser may incur relative to the same. Seller agrees at Closing to provide to Purchaser a Sales Tax Certificate from the Florida Department of Revenue proving that Seller has paid all sales taxes due or which shall become due through the date of Closing.

         Clause 14. LITIGATION. There is no suit, claim, suit, action, arbitration, or legal, administrative, or other proceeding, or worker's compensation claim, or governmental


                                  Appendix A-3
investigation pending or to Seller's knowledge threatened against or affecting the Business or the Assets, except as set forth on Schedule "11". The Seller is not a party to or subject to any judgment or decree or order entered in any suit or proceeding brought by any governmental agency or by any other person enjoining it in respect of any aspect of the Business or of the Assets. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local, or foreign court, department, agency or instrumentality which would reasonably be expected to have a material adverse effect on the Business and/or the Assets except that set forth in Schedule "11".

         Clause 15. LEASES. The Volvo Lease and Nissan Lease are in full force and effect. Seller, to its knowledge, is not in default on any obligations set forth and required within the Nissan Lease, the Lot Lease or the Volvo Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute a material default under any of the Leases. The Seller has not received any written or oral communication from any Seller or any third party which alleges that, as of the date hereof, either a default exists or with the passage of time will exist under the Lease.

         Clause 16. EMPLOYMENT MATTERS. The Seller is not presently a party to any employment agreement, and has not previously been a party to any employment agreement, other than that with Tom DeRita, which is the subject of litigation set forth in Schedule "11", or agreement to lend to, or guarantee any loan to an employee or agreement relating to a bonus, severance pay or similar plan, agreement, arrangement or understanding. The Seller has incurred no liability, or taken or failed to take, any action which will result in any liability in respect of any failure to comply with the Fair Labor Standards Act or any other applicable law dealing with minimum wages or maximum hours for any employees, and all payments due from the Seller on account of its employee health and welfare insurance, holiday and vacation pay and similar benefits have been paid or accrued, and may be paid prior to Closing at Seller's election, with the exception of obligations with respect to employees which Purchaser decides to hire subsequent to Closing, which health and welfare insurance, holiday and vacation pay and other benefits shall be negotiated by and between any such employee and Purchaser. The Seller is not a party to any collective bargaining agreement governing its employees. To Seller's knowledge, there is no pending or threatened election for union representation of the Seller's employees.

         Clause 17. LICENSES. All material necessary licenses of Seller required by any federal, state or local governing authority shall be in effect and in good standing at the time of Closing, other than those to be obtained by Purchaser, for which Purchaser shall be responsible.

         Clause 18. ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 14 hereto, to Seller's knowledge, Seller represents that the property upon which Stuart Nissan and Stuart Volvo is located or any contiguous or adjacent properties have not been, are not presently or are not contemplated to be utilized as a reservoir of toxic chemicals, and/or nuclear waste material. Except as disclosed on Schedule 14 hereto, to Seller's knowledge, Seller represents and warrants that: (a) no substance including without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable, explosives, radioactive materials, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials or substances


                                  Appendix A-4

(collectively "Hazardous Materials") (any mixture of a Hazardous Material, regardless of concentration with other materials shall be considered a Hazardous Material) under any law relating to environmental conditions and industrial hygiene, including without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 I Section 6901 et seq., the Comprehensive Environmental Response, the Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C.
Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act. 49 U.S.C.
Section 1801, et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629, the Safe Drinking Water Act. 42 U.S. Section 300f et seq., and all similar federal, state and local environmental statutes, ordinances and the regulations, orders decrees now or hereafter promulgated thereunder (collectively, the "Hazardous Material Laws"), have been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under the Property, and that to Seller's knowledge no activity has been undertaken on the Property which would cause (i) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise being the Property within the ambit of RCRA or any Hazardous Material Law, (ii) a release or threatened release of Hazardous Material from the Property within the meaning of, or otherwise bring the Property within the ambit of CERCLA or SARA or any Hazardous Material Law, or (iii) the discharge of Hazardous Material into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Material which would require a permit under any Hazardous Material Law; (b) no activity has been undertaken with respect to the Property which would cause a violation or support claim under RCRA, CERCLA, SARA or any Hazardous Material Law, (c) no underground storage tanks or underground Hazardous Material Deposits are or were located on the Property and subsequently removed or filled; (d) no investigation, administrative order, litigation or settlement with respect to any Hazardous Materials is threatened or in existence with respect to the Property; and (e) no notice has been served on Seller from any entity, governmental body, or individual claiming any violation of any Hazardous Material Law, or requiring compliance with any Hazardous Material Law, or demanding payment or contribution for environmental damage or injury to natural resources.

         Clause 19. CERTAIN LIENS. Except as specifically set forth in Schedule "7" or Schedule "15", to Seller's knowledge, for at least ninety (90) days prior to the Closing of the transaction, no material, labor or services have been furnished, performed or supplied in connection with the Assets, for which payment has not been made in full; no material, labor or services have been contracted to be furnished, performed or supplied at a future date in connection with the Assets, for which payment has not been made in full; and there are no unpaid mechanic's, materialmen's or other liens affecting the Assets or actual or potential claims on account of any such material, labor or services.

         Clause 20. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller under this Agreement shall be true and correct as of the Closing date as if made on this date and shall survive the Closing for a period of one (1) year subsequent to the Closing Date. The Seller knows of no statement which is not true or material fact or omission of any material fact, the omission of which would be misleading or would be in contravention of any covenant, representation or warranty contained herein. Seller shall provide an Affidavit at


                                  Appendix A-5

Closing attesting to the truth and accuracy of all representatives and warranties herein and indemnifying and holding Purchaser harmless from and against any liabilities for any liabilities, obligations, representations and warranties contained herein. At the Closing, Seller shall submit an affidavit of all accounts payable of Seller which shall be paid by Seller in full at Closing.


                                  Appendix A-6

                                   Appendix B

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         To induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Seller, and with respect to Clause 3 hereof covenants and agrees as follows:

         Clause 1. ORGANIZATION/APPROVAL. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Florida. The persons who are executing this Agreement on behalf of the Purchaser have been duly authorized to do so by all requisite corporate action.

         Clause 2. ENFORCEABLE OBLIGATIONS. This Agreement constitutes, and the bills of sale, assignments, certificates and other writings furnished to the Seller by or on behalf of the Purchaser in connection with the Closing when executed and delivered will constitute, legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Clause 3. VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution or delivery of this Agreement by the Purchaser, nor the Purchaser's consummation of the transactions contemplated hereby, will contravene or violate (a) any law, rule or regulation to which the Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Purchaser or
(c) the organizational documents of the Purchaser, or will violate, be in conflict with or result in the breach (with or without notice or lapse of time, or both) of any term, condition or provision of, or, except as disclosed on
Schedule 16 hereto, require the consent of any other party to, any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization, or other instrument, document, or understanding, oral or written, to or by which the Purchaser is a party or otherwise bound or affected or by which any of the Assets may be bound or affected or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change the existing rights or obligations of the Purchaser thereunder. No authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution or delivery of this Agreement by the Purchaser or the Purchaser's consummation of the transactions contemplated hereby.

         Clause 4.  DUE DILIGENCE.

                  4.1 Purchaser is an informed and sophisticated Purchaser and is experienced in the valuation of purchasing companies such as Seller's and its Assets. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied upon its own independent investigation of the Business and


                                  Appendix B-1
         its Assets, as of this date and upon the representations, warranties and covenants contained in the Agreement.


                  4.2 Purchaser acknowledges that Seller has made no representation or warranty as to the prospects, financial or otherwise, of the Business and its Assets, and that the Assets are to be sold pursuant to this Agreement in an "AS-IS, WHERE IS" condition. Purchaser agrees to accept the Assets in the condition required herein on the Closing Date, based upon its own inspection, examination and determination with respect thereto.


                                  Appendix B-2